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                                                                      EXHIBIT 3

            FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT
  [FOR EACH OF JOHN A. BARDIS, BRET W. JORGENSEN, DONALD R. MYLL AND LOUIS E.
                                 HALLMAN, III]

  This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the "Agreement") made this 9th day of February, 1997, among Vencor, Inc. a Delaware corporation ("Purchaser"), TheraTx, Incorporated, a Delaware corporation (the "Company"),
and        , a resident of              ("Shareholder").

  WHEREAS, concurrently herewith the Company, Purchaser and Peach Acquisition Corp. ("Merger Sub") are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub, at the Effective Time (as defined in the Merger Agreement) will be merged with and into the Company, and the Company will become a wholly-owned subsidiary of Purchaser; and

  WHEREAS, Shareholder is the holder of shares of Common Stock (including shares subject to options), par value $0.001, of the Company ("Shares"); and

  WHEREAS, as part of the transactions contemplated by the Merger Agreement, Shareholder has the right to tender of all of his Shares to Purchaser at a price of $17.10 per Share and intends to so tender; and

  WHEREAS, the Company and Purchaser would not be willing to enter into the Merger Agreement or to consummate the transactions contemplated thereby unless Shareholder had agreed to execute and deliver this Agreement pursuant to the terms hereof.

  NOW THEREFORE, in consideration of the mutual covenants and undertakings contained herein, the payments to be made to Shareholder pursuant to the Offer (as defined in the Merger Agreement), and in order to induce Purchaser to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the parties hereto agree, upon the terms and subject to the conditions herein set forth, as follows:

  1. Definitions. For purposes of this Agreement, the following terms shall have the meanings described below:

  a. "Business" means, at any time, any business or line of business which is the same as or similar to the business of providing rehabilitation and respiratory therapy program management services to skilled nursing facilities or occupational health facilities.

  b. "Excluded Business" shall mean any Entity that derives less than 10% of its revenue from a Business, provided that Shareholder is not engaged in the portion of such Entity which is engaged in a Business.

  c. "Noncompetition/Nonsolicitation Period" means the period commencing on the Effective Time (as defined in the Merger Agreement) and ending on the later of (i) the date 12 months following Shareholder's termination of employment with the Company and its affiliates or (ii) the date 24 months following the Effective Time.

  2. Agreement Not to Compete. During the Noncompetition/Nonsolicitation Period, Shareholder shall not:

  a. directly or indirectly own, operate, manage, control, be employed by or participate in any corporation, partnership, sole proprietorship, limited liability company or any other type of entity (collectively, "Entities") that competes within the United States of America with a Business other than an Excluded Business; or

  b. participate as an officer, director, agent, consultant, employee, adviser, sole proprietor, independent contractor, representative, stockholder or partner of, or otherwise have any direct or indirect legal, financial or other beneficial interest as a creditor or otherwise in, any Entity that engages within the United States of America in a Business, except for ownership of less than 1% of any class of securities or interests registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended or an Excluded Business; or


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  c. solicit, divert or attempt to solicit or divert from the Company or any of its subsidiaries, any business constituting any part of the Business then conducted by the Company or any of its subsidiaries.

  3. Agreement Not to Solicit or Hire.

  a. Shareholder shall not, so long as Shareholder is employed by the Company or any of its affiliates and, during the Noncompetition/Nonsolicitation Period, directly or indirectly, individually or on behalf of other persons or Entities, solicit or induce or attempt to solicit or induce or hire any person engaged or employed (whether part-time or full-time) by the Company or any of its subsidiaries, including as an independent contractor, adviser or consultant (other than a person whose duties were limited to a secretarial, clerical or similar capacity) to leave the employ of, or cease providing services to, the Company or any of its subsidiaries, as the case may be, or in any other manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee, consultant, adviser, independent contractor or otherwise, such that such person would thereafter be unable to devote the same business time, attention, energies, abilities and efforts to the business then conducted by the Company or any of its subsidiaries, as the case may be, as was theretofore devoted.

  b. Shareholder shall not, so long as Shareholder is employed by the Company or any of its affiliates and, during the Noncompetition/Nonsolicitation Period, directly or indirectly, individually or on behalf of other persons or Entities, (i) solicit or induce or attempt to solicit or induce any client of the Company or any of its subsidiaries to retain or use any other person or Entity for the purpose of providing services, provided, that, such client is a client of the Company or any of its subsidiaries, as of the date hereof, as of the Effective Time (as defined in the Merger Agreement) or within six months to the time Shareholder's employment with the Company shall terminate or (ii) provide services in competition with the Business.

  4. Confidential Information. All information furnished by the Company or any of its affiliates to Shareholder and all information obtained by Shareholder in the performance of Shareholder's employment or functions with the Company or any of its affiliates including, without limitation, all information with respect to clients of the Company or any of its affiliates, shall be treated by Shareholder as confidential and shall not be communicated or disclosed by Shareholder without the prior written consent of Purchaser or any of its affiliates, except (i) as is necessary for the performance of Shareholder's employment with the Company or any of its affiliates, (ii) as otherwise required by applicable law or (iii) if such information becomes generally known to or available for use by the public otherwise than by communication or disclosure by Shareholder or any of his representatives. Information of the Company or any of its affiliates includes, without limitation, technical, marketing, business or financial information, material proprietary processes, analytical models or formulas, customer lists, information relating to personnel or former personnel of the Company or any of its affiliates, or any other material confidential or non-public information or material concerning the business, affairs, patents, trademarks, trade secrets, service marks, products, services, suppliers, or customers of or provided by (or proposed to be provided by) the Company or any of its affiliates thereof. Shareholder shall assign to the Company all rights to inventions, trade secrets and other products developed by him alone or in conjunction with others at any time while employed by the Company or any of its affiliates and will cooperate in filing applications for letters patent and in executing assignments upon the Company's request. At the request of the Company or any of its affiliates, or if earlier upon termination of Shareholder's employment with the Company or any of its affiliates, Shareholder shall promptly deliver to the Company, without retaining any copies thereof, all such confidential information in any medium or form, and all material based or derived from such confidential information, including files, software, records, computer access codes, business equipment (including fax machines, telephones, and personal computers) and instruction manuals of the Company and its affiliates which are in the possession of Shareholder.

  5. Injunctive Relief. In the event that Shareholder breaches or threatens to breach any of the covenants contained herein, the Company or Purchaser shall be entitled to seek a temporary or permanent injunction against Shareholder prohibiting any further violation of any such covenants, it being acknowledged and agreed that any such breach of the covenants will cause irreparable harm to the Company and Purchaser, and that the remedy at

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law for any breach or threatened breach of such covenants would be inadequate to protect the interests of Purchaser or the Company. The injunctive or equitable relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, to which the Company or Purchaser may be entitled and shall not be construed to limit the right of the Company or Purchaser to collect such damages.

  6. Acknowledgment. The parties acknowledge that this Agreement has been negotiated at arms length by the parties, none of whom being under any compulsion to enter into this Agreement and that the restrictive covenants contained herein do not inhibit Shareholder's ability to earn a livelihood in his chosen profession without violating the restrictive covenants. The Company has attempted to limit Shareholder's rights to compete only to the extent necessary to protect Purchaser and the Company from unfair competition, it being acknowledged that Purchaser's and the Company's operations are not geographically limited and are conducted throughout the United States of America.

  7. Severability; Blue-Penciling.

  (a) If any court determines that any of the restrictive covenants contained herein is invalid, illegal or unenforceable, the remainder of the restrictive covenants shall, to the extent enforceable under applicable law, not thereby by affected and shall be given full effect, without regard to the portions which have been declared invalid, illegal or unenforceable; provided, however, that if the economic or legal substance of the principles and transactions contemplated by this Agreement and the Merger Agreement is affected in a manner materially adverse to any party as a result of the determination that a provision hereof is invalid, illegal or unenforceable, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and to ensure that the principles and transactions contemplated hereby and by the Merger Agreement are fulfilled to the closest extent possible.

  (b) If any court determines that any of the restrictive covenants contained herein is unenforceable because of the duration or geographic scope of such provision, it is the intention of the parties that such court shall have the power to modify any such provision to the extent necessary to render the provision enforceable, and such provision as so modified shall be enforced.

  8. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of Delaware.

  9. Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, facsimile transmission or by United States mail (certified, return receipt requested), properly addressed and postage prepaid:

                                       If to Shareholder to:
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                                       If to Purchaser or the Company to:

                                       Vencor, Inc.
                                       3300 Providian Center
                                       400 West Market Street
                                       Louisville, Kentucky 40202
                                       Attention: General Counsel

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  10. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondences, undertakings and communications of the parties, oral or written, regarding such subject matter.

  11. Amendments. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

  12. Cumulative Remedies. Each of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

  13. Termination in accordance with the Merger Agreement. Notwithstanding anything to contrary in this Agreement, in the event that the Merger Agreement shall terminate in accordance with its terms prior to Purchaser's purchase of Shares in the Offer, this Agreement shall terminate.

  14. Assignability. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other party and any attempt to assign this Agreement without such consent shall be void and of no effect.

  15. Headings; References. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Sections" shall be deemed to be references to Sections hereof unless otherwise indicated.

  16. Waiver of Jury Trial. Shareholder and the Company hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim in respect thereof.

  17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

  IN WITNESS WHEREOF, this Agreement has been executed as of the day and year set forth at the beginning hereof.

                                       VENCOR, INC.


                                       By: ___________________________________
                                       Title:


                                       THERATX, INCORPORATED


                                       By: ___________________________________
                                       Title:


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                                                    [Shareholder]

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